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                                                                  EXHIBIT 23.(A)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated January 31, 2002 appearing on page F-2 of AIG SunAmerica Life Assurance Company's (formerly, Anchor National Life Insurance Company) Annual Report on Form 10-K/A for the year ended December 31, 2001 and to the incorporation by reference of our report dated March 8, 2002 relating to the financial statements of Variable Separate Account (Portion Relating to the Polaris II Variable Annuity). We also consent to the reference to us under the heading "Independent Accountants" in such Prospectus.

PricewaterhouseCoopers LLP
Los Angeles, California
April 12, 2002